UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 5, 2008

FOUNTAIN POWERBOAT INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-14712	56-1774895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Post Office Drawer 457 Washington, North Carolina	27889
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (252) 975-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

We received notice from the NYSE Alternext US, successor to the American Stock Exchange (the “Exchange”), on November 5, 2008 that, based on its review of our Annual Report on Form 10-K for the year ended June 30, 2008, we are not in compliance with one of the Exchange’s standards for the continued listing of our common stock as set forth in Part 10 of the Exchange’s Company Guide (the “Company Guide”). Specifically, the notice states that “…the Company is not in compliance with Section 1003(a)(i) of the Company Guide with stockholders’ equity of less than $2,000,000 and losses from continuing operations and net losses in two of its three most recent fiscal years.” As a result of the circumstances described above, the notice states that we have become subject to the Exchange’s suspension and delisting procedures set forth in Section 1009 of the Company Guide.

As we reported on June 17, 2008, we received a previous notice from the Exchange during June 2008 that, based on its review of our Quarterly Report on Form 10-Q for the period ended March 31, 2008, we were not in compliance with another of the Exchange’s continued listing standards. Specifically, that previous notice stated that we were not in compliance with Section 1003(a)(iv) of the Company Guide and that we had become subject to the Exchange’s suspension and delisting procedures and must submit a plan addressing how we intended to regain compliance, including specific milestones, quarterly financial projections, and details related to any strategic initiatives we planned to complete (a “Plan”).

We reported on July 24, 2008, that we had submitted a Plan to the Exchange that summarized our management’s plans and strategies for dealing with the issues raised in June notice; and, on August 29, 2008, we reported that the Exchange had notified us that (1) we had made a reasonable demonstration of its ability to regain compliance, (2) the Exchange had accepted our Plan and granted an extension until December 11, 2008, to regain compliance with the Exchange’s continued listing standards, and (3) during the extension period, the listing of our common stock would be continued and the Exchange Staff periodically would review our implementation of the strategies described in the Plan, but that failure to make progress consistent with the Plan or to regain compliance with the Exchange’s continued listing standards by the end of the extension period could result in the initiation of proceedings to delist our common stock.

The current notice provides that we may submit a supplement to the Plan described above by December 5, 2008, addressing how we intend to regain compliance with Section 1003(a)(i) by November 5, 2009 (a “Second Plan”). The Exchange’s Corporate Compliance Department will evaluate any Second Plan we submit and make a determination as to whether we have made a reasonable demonstration of an ability to regain compliance. If our Second Plan is accepted, we may be able to continue our listing during the Plan periods, subject to periodic reviews to determine whether we are making progress consistent with the Second Plan.

We remain subject to the conditions set forth in the Exchange’s June notice and will be subject to delisting proceedings if we do not submit a Second Plan or if any Second Plan we submit is not accepted by the Exchange. Likewise, even if a Second Plan we submit is accepted, but we are not in compliance with all continued listing standards of the Company Guide by November 5, 2009, or if we do not make progress consistent with the Second Plan during the Plan periods, the Exchange will initiate delisting proceedings.

We intend to carefully evaluate how we will respond to the Exchange’s current notice, including whether we will be able to submit a Second Plan with a viable chance of success. We currently are unable to make any more definite statement about our intention to submit a Second Plan or our prospects for submitting an acceptable Second Plan.

A copy of our press release dated November 10 is attached as an exhibit to this Report.

Item 9.01.	Financial Statements and Exhibits.

Exhibits. The following Exhibit is being furnished with this Report.

Exhibit No.	Exhibit Description
99.1	Copy of our press release dated November 10, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, we have duly caused this Report to be signed on our behalf by the undersigned thereunto duly authorized.

FOUNTAIN POWERBOAT INDUSTRIES, INC.
(Registrant)

Date: November 10, 2008	By:	/S/ Irving L. Smith
Irving L. Smith
Chief Financial Officer